 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K dated December 15, 2025 and to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-279949) and Registration Statements on Form S-8 (Nos. 333-229352, 333-251379 and 333-275167) of Canopy Growth Corporation, of our auditor’s report dated July 21, 2025 with respect to the consolidated financial statements of MTL Cannabis Corp. as at March 31, 2025 and March 31, 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows and the notes to the consolidated financial statements for each of the years in the two-year period ended March 31, 2025, as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

December 15, 2025

Montreal, Canada